Exhibit 10.1
Third Amendment to the
APA CORPORATION
2016 Omnibus Compensation Plan
WHEREAS, APA Corporation, a Delaware corporation (the “Company”), sponsors and maintains the 2016 Omnibus Compensation Plan, originally effective May 12, 2016, and as amended prior to the date hereof (the “Plan”);
WHEREAS, the Company, pursuant to Section 17 of the Plan, has the right to amend the Plan, subject to such amendments being approved by the Board of Directors or the Management Development and Compensation Committee of the Company and by the stockholders of the Company if required to satisfy applicable statutory or regulatory requirements; and
WHEREAS, the Company desires to extend the term of the Plan and increase the number of shares of Stock authorized for issuance under the Plan.
NOW, THEREFORE, the Plan is amended as follows, effective as of the date set forth below, subject to approval by the Company’s stockholders:
1.Section 4.1 of the Plan is hereby amended and restated in its entirety to provide as follows:
4.1    Number of Shares. Subject to adjustments pursuant to Section 4.4 hereof, as of the Effective Date, up to (a) 25,500,000 shares of Stock are authorized for issuance under the Plan, plus (b) the number of shares of Stock subject to outstanding awards, as of the Effective Date, under the Prior Plan that on or after the Effective Date cease for any reason to be subject to such awards (other than shares tendered, surrendered, or withheld in connection with the exercise or settlement of such awards or the related tax withholding obligations), and subject to such restrictions or other provisions as the Committee may from time to time deem necessary. Subject to adjustments pursuant to Section 4.4 hereof, effective as of the date of this Third Amendment to the Plan, an additional 24,160,000 shares of Stock are authorized for issuance under the Plan. Notwithstanding the foregoing, the number of aggregate shares of Stock available for issuance under the Plan at any given time shall be reduced by (i) 1.0 share for each share of Stock granted in the form of Stock Options or Stock Appreciation Rights or (ii) 2.39 shares for each share of Stock granted in the form of any Award that is not a Stock Option or Stock Appreciation Right. During the duration of the Plan, no Eligible Person may be granted Options which in the aggregate cover in excess of 5 percent of the total shares of Stock authorized under the Plan. No Award may be granted under the Plan on or after May 21, 2036. The foregoing to the contrary notwithstanding, within the aggregate limit described in the first and second sentences of this Section 4.1, up to 49,660,000 shares of Stock may be issued pursuant to ISOs granted under the Plan.
2.Section 19 of the Plan is hereby amended and restated in its entirety to provide as follows:
Section 19
Duration of the Plan
The Plan shall terminate on May 21, 2036. No grants shall be awarded after such termination; however, the terms of the Plan shall continue to apply to all Awards outstanding when the Plan terminates.
Date: April 15, 2026

Attest:	APA CORPORATION

/s/ Kyle W. Funderburk	By:	/s/ Castlen M. Kennedy
Kyle W. Funderburk Assistant Secretary		Castlen M. Kennedy Senior Vice President, Human Resources and Corporate Affairs